MAG MAGNA CORP

Loan Agreement

This Loan Agreement (this “Agreement”), is executed as of this day of December 2, 2021 (the “Effective Date”) by and between

Mag Magna Corp., hereinafter referred to as the “Borrower” which expression unless repugnant to the context shall mean and includes its legal representatives, assignee, nominee(s) and administrator;

and

Oleg Bilinski, hereinafter referred to as the “Lender” which expression unless repugnant to the context shall mean and includes its legal representatives, assignee, nominee(s) and administrator;

WHEREAS at the request of the Borrower, the Lender has agreed to grant a Loan not exceeding a sum of $60,000.00 to the Borrower for a period of 6 years on terms and conditions hereinafter contained.

1.  Loan Amount: The Lender agrees to loan the Borrower the principal sum of $60,000.00 (the “Loan”), together with interest on the outstanding principal amount of the Loan (the "Principal Balance"), and in accordance with the terms set forth below.

2.  Interest: The Principal Balance shall bear interest at the rate of 0.00% per annum, accruing daily.

3.  Repayment of Loan: The Loan, together with accrued and unpaid interest and all other charges, costs and expenses, is due and payable on or before December 2, 2028.

4.  Entire Agreement: This Agreement contains the entire understanding between the parties and supersedes and cancels all prior agreements of the parties, whether oral or written, with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

SIGNATURES

Borrower’s Signature	Lender’s Signature
Borrower’s Full Name	Lender’s Full Name

Mag Magna Corp.	Oleg Bilinski

Oleg Bilinski

office@magmagna.com